Exhibit 10.1

SUMMARY OF DIRECTORS’ COMPENSATION

Effective July 9, 2018, compensation paid to non-employee directors of A. O. Smith Corporation is as follows: Directors will receive an annual cash retainer of $70,000, paid quarterly and the lead director will receive an annual cash retainer of $95,000, paid quarterly. Each Investment Policy Committee and Personnel and Compensation Committee member will receive an annual retainer of $13,000, paid quarterly. Each Nominating and Governance Committee member will receive an annual retainer of $10,500, paid quarterly. The Chairperson of these Committees receives an additional annual retainer of $12,000, paid quarterly. Each Audit Committee member receives an annual retainer of $23,500, paid quarterly with the Chairperson receiving an additional annual retainer of $17,500, paid quarterly. The annual award of shares of Common Stock to each director remains unchanged. Each director receives Common Stock with a market value of $125,000 on the date of the award.